Exhibit 10.13

FIRST AMENDMENT TO THE
LEAR CORPORATION SALARIED RETIREMENT RESTORATION PROGRAM
(As Amended and Restated December 29, 2017)

This First Amendment (this “Amendment”) to the Lear Corporation Salaried Retirement Restoration Program, as amended and restated as of December 29, 2017 (the “Program”), was adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Lear Corporation (the “Company”) on November 18, 2020. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Program.

WHEREAS, the Company maintains the Program;

WHEREAS, pursuant to Section 9.2 of the Program, the Company may, by action of the Committee, amend the Program at any time and from time to time;

WHEREAS, as a result of the onset of the COVID-19 pandemic during calendar year 2020, the Company undertook certain cost-savings measures, including mandatory salary reductions for certain executives of the Company (the “COVID-19 Pay Actions”);

WHEREAS, other than with respect to salary payments, the COVID-19 Pay Actions were not intended to impact any other compensation or benefits to be paid or provided by the Company to its employees; and

WHEREAS, the Committee deems it to be in the best interests of the Company and its stockholders to amend the Program in order to clarify that matching Company Contributions to be made pursuant to Section 5.1 of the Program and Non-Elective Contributions to be made pursuant to Section 5.2 of the Program shall not be impacted by the COVID-19 Pay Actions.

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Committee, the Program is hereby amended in the following particulars, effective as of the date hereof:

1.For purposes of calculating the amount of matching Company Contributions pursuant to Section 5.1 of the Program, with respect to calendar year 2020, each Participant whose salary has been reduced by the Company pursuant to the COVID-19 Pay Actions (an “Affected Participant”) shall receive matching Company Contributions under the Program based on an assumed six percent (6%) deferral election under the Savings Plan, taking into account salary that would have been reflected in such deferral election but for the COVID-19 Pay Actions.

2.For purposes of calculating the amount of Non-Elective Contributions pursuant to Section 5.2 of the Program, with respect to calendar year 2020, each Affected Participant’s Non-Elective Contribution, if any, shall be determined by taking into account salary that would have been included for purposes of calculating the Non-Elective Contribution but for the COVID-19 Pay Actions.

3.To the extent not preempted by ERISA, the laws of the State of Michigan shall govern the construction and administration of the Program.

4.All other terms and conditions of the Program not otherwise amended or modified by this Amendment, either expressly or by necessary implication, shall remain in full force and effect.

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